EXHIBIT 10.5

AMENDED & RESTATED EMPLOYMENT AGREEMENT
(Carin Stutz)
This AMENDED & RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 20th day of August, 2018, by and between RED ROBIN GOURMET BURGERS, INC., a Delaware corporation (the “Company”), and Carin Stutz (“Executive”).
RECITAL
WHEREAS, the Company and Executive are parties to that certain Employment Agreement, effective as of May 16, 2016, as amended by the Amendment to Employment Agreement, effective as of July 25, 2017 (the “Original Employment Agreement”); and
WHEREAS, The Company sponsors and maintains The Red Robin Gourmet Burgers, Inc. Change In Control Severance Plan (the “Plan”); and
WHEREAS, the Executive desires to participate in the Plan and understands that the Executive must agree to the terms of this Agreement in order to become a participant in the Plan; and
WHEREAS, the Company and Executive mutually desire to amend and restate the Original Employment Agreement in accordance with the terms and conditions hereof.
NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and Executive hereby agree as follows:
AGREEMENT
1.Employment Period. The Company, through its wholly-owned subsidiary, Red Robin International, Inc., a Nevada corporation (“RRI”), hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth. The term of Executive’s employment hereunder shall be deemed to have commenced on May 16, 2016 (the “Effective Date”), and shall continue indefinitely, subject to termination as provided herein (such term being referred to herein as the “Employment Period”). Executive and the Company acknowledge that, except as may otherwise be provided by this Agreement or under any other written agreement between Executive and the Company, the employment of Executive by the Company and RRI is “at will” and Executive’s employment may be terminated by either Executive or the Company at any time for any reason, or no reason. RRI shall be the “employer” for tax, legal reporting, payroll processing and similar purposes.
2.    Position and Duties.
(a)    During the Employment Period, Executive shall be employed as and hold the title of Executive Vice President and Chief Operating Officer (“Chief Operating Officer”) of the Company, with such duties and responsibilities that are customary for public company chief operating officer positions. In addition, the Chief Executive Officer or President may assign

Executive such duties and responsibilities that are not substantially inconsistent with her position as Chief Operating Officer of the Company.
(b)    During the Employment Period, Executive shall devote substantially all of her skill, knowledge and working time to the business and affairs of the Company and its subsidiaries; provided that in no event shall this sentence prohibit Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially and adversely interfere with Executive’s duties for the Company and are in compliance with the Company’s policies. Executive shall perform her services at the Company’s headquarters, presently located in Greenwood Village, Colorado. Executive shall use her best efforts to carry out her responsibilities under this Agreement faithfully and efficiently.
3.    Compensation.
(a)    Base Salary. During the Employment Period, Executive shall receive from the Company an annual base salary (“Annual Base Salary”) at the rate of $400,000.00, with such salary to be adjusted at such times, if any, and in such amounts as recommended by the President and approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”). Executive’s Annual Base Salary shall be subject to annual review by the President and the Compensation Committee during the Employment Term. The Company shall pay the Annual Base Salary to Executive in accordance with the Company’s and RRI’s normal payroll policy.
(b)    Annual Incentive Compensation. In addition to the Annual Base Salary, Executive is eligible to receive an annual cash bonus each fiscal year during the Employment Period as determined in accordance with the Company’s annual incentive plan and as approved by the Compensation Committee (the “Annual Bonus”). Through the 2017 fiscal year, the Annual Bonus shall be targeted at up to seventy (70%) of Executive’s Annual Base Salary. Such target will be subject to adjustment by the Compensation Committee in fiscal year 2018 and later. The actual amount of any Annual Bonus shall depend on the level of achievement of the applicable performance criteria established with respect to the Annual Bonus by the Board and the Compensation Committee in their sole discretion. Notwithstanding the foregoing, Executive shall be entitled to a guaranteed Annual Bonus for the 2016 fiscal year in the amount of $172,308, which is calculated by prorating Executive’s 2016 target Annual Bonus for the number of days of service during the fiscal year, and such amount shall be paid to Executive in the first quarter of fiscal 2017.
(c)    Long-Term Incentive Awards. On the Effective Date, or as soon thereafter as is administratively practicable (the “Grant Date”), Executive will receive equity awards pursuant to the Company’s Second Amended and Restated 2007 Performance Incentive Plan (the “Plan”) as follows (the “Sign-On Equity Awards”): time-vested restricted stock units having a grant date target value of $137,500, and time-vested non-qualified stock options having a grant date target value of $137,500. Each equity award shall vest in equal one-third (1/3rd) increments on the first, second, and third anniversaries of the Grant Date, and shall be subject to such other terms and conditions as are set forth in the Company’s standard award agreement for the applicable type of award. For the 2017 fiscal year, Executive’s long-term incentive grant shall be intended to have a grant date value equal to one hundred percent (100%) of Annual Base Salary, and will consist of the same types of awards (currently restricted stock units (twenty percent (20%)), non-qualified stock options

(forty percent (40%)), and long-term cash awards (forty percent (40%))) and in the same proportions as 2016 grants to all other members of the Company’s senior executive team. For subsequent fiscal years, Executive shall be entitled to participate in such annual long-term incentive awards as may be approved by the Board or the Compensation Committee from time to time in accordance with the Company’s compensation plans.
(d)    Other Benefits.
(i)    Welfare and Benefit Plans. During the Employment Period: (A) Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company and RRI to the same extent as other senior executive employees, including, among other things, participation in the Company’s Non-Qualified Deferred Compensation Plan; and (B) Executive and/or Executive’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company and RRI (including, to the extent provided, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as other senior executive employees.
(ii)    Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable travel and other expenses incurred by Executive in carrying out Executive’s duties under this Agreement, provided that Executive complies with the policies, practices and procedures of the Company and RRI for submission of expense reports, receipts or similar documentation of the incurrence and purpose of such expenses.
(iii)    Paid Time Off. Executive shall be entitled to holidays and paid time off in accordance with the Company’s holiday and paid time off policies applicable to executive officers as in effect from time to time.
(iv)    Car Allowance. During the Employment Period, Executive shall be paid a monthly car allowance in the gross amount of $850.00.
(v)    Moving and Relocation Expenses. It is expected that Executive shall reside permanently in the Denver, Colorado metropolitan area during the Employment Period. Employer will pay on Executive’s behalf up to $95,000 of relocation expenses in accordance with the applicable Company relocation benefits policy in effect as of the Effective Date (which maximum amount includes all direct relocation costs as well as all ancillary payments, benefits and tax assistance) (“Relocation Expenses”). If Executive terminates her employment without Good Reason or is terminated by the Company for Cause within twenty-four (24) months of the Effective Date, Executive shall have an obligation to repay to the Company all or a portion of the Relocation Expenses pursuant to the terms of the “Relocation and Repayment Agreement” that Executive will be required to sign under the applicable Company relocation benefits policy.
(e)    Reservation of Rights. The Company reserves the right to modify, suspend or discontinue any and all of the employee benefit plans, practices, policies and programs referenced in subsections (d)(i), (ii) and (iii) above at any time without recourse by Executive so long as such action is taken with respect to senior executives generally and does not single out Executive.
4.    Termination.
(a)    Death or Disability. Executive’s employment and all associated rights and benefits shall terminate automatically upon Executive’s death. If the Company determines in good faith that the Disability of Executive has occurred, it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive, provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of her duties.
(b)    Cause. The Company may terminate Executive’s employment at any time for Cause.
(c)    By the Company without Cause. The Company may terminate Executive’s employment at any time without Cause.
(d)    By Executive for Good Reason. Executive may terminate her employment at any time for Good Reason subject to the notice and cure provisions set forth in the definition thereof.
(e)    Reserved.
(f)    Obligations of the Company Upon Termination.
(i)    Death; Disability; For Cause; Resignation without Good Reason. If Executive’s employment is terminated by reason of Executive’s Death or Disability or by the Company for Cause or Executive resigns without Good Reason, this Agreement shall terminate without further obligations to Executive or her legal representatives under this Agreement, other than for (A) payment of the sum of (1) Executive’s Annual Base Salary through the date of termination to the extent not theretofore paid and (2) reimbursement for any unreimbursed business expenses incurred through the date of termination which shall be paid in a lump sum in cash within thirty (30) days of the effective date of termination or such earlier date as may be required by law; (B) any payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, which shall be paid at such times and in such forms as provided for by such plan, program or grant or such earlier date as may be required by law; and (C) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, which shall be paid in a lump sum in cash when such Annual Bonus payment is regularly paid to similarly situated executives (the payments and benefits described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”).
(ii)    By the Company without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment without Cause or Executive terminates her employment for Good Reason, this Agreement shall terminate without further obligations to Executive other than:

(A) payment of the Accrued Obligations as described in Section 4(f)(i); and
(B) payment of the equivalent of twelve (12) months of Executive’s Annual Base Salary as in effect immediately prior to the date of termination which shall be paid in a lump sum in cash within sixty (60) days of the effective date of termination, subject to standard withholdings and other authorized deductions;
provided, however, that as a condition precedent to receiving the payments and benefits provided for in this Section 4(f)(ii) (other than payment of the Accrued Obligations), Executive shall first execute and deliver to the Company and RRI a general release agreement in a form that is satisfactory to the Company and RRI, and all rights of Executive thereunder or under applicable law to rescind or revoke the release shall have expired no later than the date specified in such release, which shall either be twenty-eight (28) days or fifty-two (52) days, dependent upon the circumstances, after the date of termination. If Executive fails to timely execute the release, all payments and benefits set forth in this Section 4(f)(ii) (other than the payment of the Accrued Obligations) shall be forfeited; provided, further, that notwithstanding anything in this Agreement to the contrary, if Executive receives severance payments and benefits under the Red Robin Gourmet Burgers, Inc. Executive Change in Control Severance Plan (as such plan may be modified, amended and/or restated from time to time), Executive shall have no right to receive the payments and benefits under this Section 4(f)(ii).
(iii)    Exclusive Remedy. Executive agrees that the payments contemplated by this Section 4(f) shall constitute the exclusive and sole remedy for any termination of her employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment; provided, however, that nothing contained in this Section 4(f)(iii) shall prevent Executive from otherwise challenging in a subsequent arbitration proceeding a determination by the Company that it was entitled to terminate Executive’s employment hereunder for Cause.
(iv)    Termination of Payments. Anything in this Agreement to the contrary notwithstanding, the Company shall have the right to terminate all payments and benefits owing to Executive pursuant to this Section 4(f) upon the Company’s discovery of any breach by Executive of her obligations under the general release or Sections 5, 6, 7 and 8 of this Agreement.
(g)    Survival of Certain Obligations Following Termination. Notwithstanding any other provision contained in this Agreement, the provisions in Sections 5 through 11 and 14 through 20 of this Agreement shall survive any termination of Executive’s employment hereunder (but shall be subject to Executive’s right to receive the payments and benefits provided under this Section 4).
5.    Confidential Information. Except in the good-faith performance of her duties hereunder, Executive shall not disclose to any person or entity or use, any information not in the public domain, in any form, acquired by Executive while she was employed or associated with the Company or RRI or, if acquired following the termination of such association, such information which, to Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or RRI, relating to the Company or its business. Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company, and Executive shall on request return to the Company the originals and all copies of any such information provided to or acquired by Executive in connection with her association with the Company or RRI, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by Executive during the course of such association.
6.    Covenant Not to Compete. Executive agrees that, for the period commencing on the Effective Date and ending twelve months after the date of termination of Executive’s employment as Chief Operating Officer (the “Restrictive Period”), Executive shall not. directly or indirectly, either for herself or for, with or through any other Person, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit her name to be used by, either (i) any business that, in the reasonable judgment of the Board, competes with the Company and its subsidiaries in the burger focused restaurant business in the United States or (ii) the following casual dining and brew-centric restaurant concepts (and their successors): Chili’s, Applebee’s, Ruby Tuesday, TGIFridays, Texas Roadhouse, BJ’s, Yardhouse, Millers Ale House and Brickhouse (“Competitive Activity”). In making its judgment as to whether any business is engaged in a burger focused Competitive Activity, the Board shall act in good faith, and shall first provide Executive with a reasonable opportunity to present such information as Executive may desire for the Board’s consideration. For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five (5%) percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange (a “Public Company”).
7.    No Interference. During the Restrictive Period, Executive shall not, without the prior written approval of the Company, directly or indirectly through any other Person (a) induce or attempt to induce any employee of the Company or RRI at the level of General Manager or higher in restaurant operations or the level of Director or higher at the Company’s home office to leave the employ of the Company or RRI, or in any way interfere with the relationship between the Company or RRI and any employee thereof, (b) hire any Person who was an employee of the Company or RRI at the level of General Manager or higher in restaurant operations or the level of Director or higher at the Company’s home office within twelve months after such Person’s employment with the Company or RRI was terminated for any reason or (c) induce or attempt to induce any supplier or other business relation of the Company or RRI to cease doing business with the Company or RRI, or in any way interfere with the relationship between any such supplier or business relation and the Company or RRI.
8.    Return of Documents. In the event of the termination of Executive’s employment for any reason, Executive shall deliver to the Company all of (a) the property of the Company or any of its subsidiaries, and (b) non-personal documents and data of any nature and in whatever medium of the Company or any of its subsidiaries, and she shall not take with her any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

9.    Reasonableness of Restrictions. Executive agrees that the covenants set forth in Sections 5, 6, 7 and 8 are reasonable with respect to their duration, geographical area and scope. In the event that any of the provisions of Sections 5, 6, 7 and 8 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business or activities restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.
10.    Injunctive Relief. The parties hereto agree that the Company would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained herein, for which there is no adequate remedy at law. Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of this Agreement, the Company, or its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief in order to enforce compliance with, or prevent any violation of, the provisions hereof; and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein.
11.    Extension of Restricted Periods. In addition to the remedies the Company may seek and obtain pursuant to this Agreement, the restricted periods set forth herein shall be extended by any and all periods during which Executive shall be found by a court to have been in violation of the covenants contained herein.
12.    Stock Ownership Requirement. While employed by the Company, Executive shall be expected to maintain ownership of common stock or stock equivalents in such amounts and on such terms and conditions as are set forth in the Company’s Executive Stock Ownership Guidelines established by the Compensation Committee and in effect from time to time (the “Ownership Guidelines”). Executive is expected to meet the ownership requirements set forth in the Ownership Guidelines within the time period stated in the Ownership Guidelines. In the event Executive is unable to meet her ownership requirements within the defined time period, Executive shall retain all net after tax profit shares following option exercise and/or the vesting of restricted stock units until Executive has satisfied the requirements set forth in this Section 12. No additional liability shall apply to Executive if Executive fails to satisfy the stock ownership requirements set forth in this Section 12.
13.    Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:
“Board” means the Board of Directors of the Company.
“Cause” means with respect to the termination by the Company of Executive as an employee of the Company:

(i)    Executive’s continual or deliberate neglect in the performance of her material duties;
(ii)    Executive’s failure to devote substantially all of her working time to the business of the Company and its subsidiaries (other than as expressly permitted in this Agreement);
(iii)    Executive’s failure to follow the lawful directives of the Board or the Chief Executive Officer or the President in any material respect;
(iv)    Executive’s engaging in misconduct in connection with the performance of any of her duties, including, without limitation, falsifying or attempting to falsify documents, books or records of the Company or its subsidiaries, misappropriating or attempting to misappropriate funds or other property, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or its subsidiaries;
(v)    the violation by Executive, in any material respect, of any policy or of any code or standard of behavior or conduct generally applicable to employees of the Company or its subsidiaries;
(vi)    Executive’s breach of the material provisions of this Agreement or any other non-competition, non-interference, nondisclosure, confidentiality or other similar agreement executed by Executive with the Company or any of its subsidiaries or other act of disloyalty to the Company or any of its subsidiaries (including, without limitation, aiding a competitor or unauthorized disclosure of confidential information); or
(vii)    Executive’s engaging in conduct which is reasonably likely to result in material injury to the reputation of the Company or any of its subsidiaries, including, without limitation, commission of a felony, fraud, embezzlement or other crime involving moral turpitude;
provided, however, Executive will not be deemed to have been terminated for Cause in the case of clauses (i), (ii), (iv) and (v) above, unless any such failure or material breach is not fully corrected prior to the expiration of the ten (10) business day period following delivery to Executive of the Company’s written notice that specifies in detail of the alleged Cause event(s) and the Company’s intention to terminate her employment for Cause.
“Disability” means a physical or mental impairment which substantially limits a major life activity of Executive and which renders Executive unable to perform the essential functions of her position, even with reasonable accommodation which does not impose an undue hardship on the Company. The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by Executive and/or her medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.
“Good Reason” shall mean the occurrence, without Executive’s express written consent, of: (i) a reduction in Executive’s compensation other than as permitted pursuant to Section 3 hereof; (ii) a relocation of the Company’s headquarters to a location more than twenty (20) miles from the location of the Company’s headquarters prior to such relocation; (iii) any willful breach by the

Company of any material provision of this Agreement; or (iv) a significant reduction in the then-effective responsibilities of the Chief Operating Officer; provided that Executive gives written notice to the Company of the existence of such a condition within ninety (90) days of the initial existence of the condition, the Company has at least thirty (30) days from the date when such notice is provided to cure the condition without being required to make payments due to termination by the Executive for Good Reason, and the Executive actually terminates her employment for Good Reason within six (6) months of the initial occurrence of any of the conditions in (i) - (iv), above.
“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.
14.    Arbitration. Except as otherwise provided herein, any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory or common law claims, shall be submitted to arbitration in Denver, Colorado, before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbiter Group, Inc., Denver, Colorado, or its successor (“JAG”), or if JAG is no longer able to supply the arbitrator, such arbitrator shall be selected from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or other mutually agreed upon arbitration provider, as the exclusive forum for the resolution of such dispute. Provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment, and under no circumstances shall class claims be processed or participated in by Executive. The parties agree that Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. Executive and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or her reasonable attorneys’ fees and costs incurred by it or her in connection with resolution of the dispute in addition to any other relief granted.
15.    Governing Law. This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Colorado, without regard to conflicts of laws principles thereof. Executive shall submit to the venue and personal jurisdiction of the Colorado state and federal courts concerning any dispute for which judicial redress is permitted pursuant to this Agreement; however the Company is not limited in seeking relief in those courts.

16.    Taxes.
(a)    Except as otherwise provided in Section 3(d)(v), and to the extent specifically provided in Section 17, Executive shall be solely liable for Executive’s tax consequences of compensation and benefits payable under this Agreement, including any consequences of the application of Section 409A of the Code.
(b)    In order to comply with all applicable federal or state income tax laws or regulations, the Company may withhold from any payments made under this Agreement all applicable federal, state, city or other applicable taxes.
17.    Section 409A Savings Clause.
(a)    It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code, and this Agreement shall be interpreted accordingly. To the extent such potential payments or benefits could become subject to additional tax under such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.
(b)    Each payment or benefit made pursuant to Section 4(f) of this Agreement shall be deemed to be a separate payment for purposes of Section 409A of the Code. In addition, payments or benefits pursuant to Section 4(f) shall be exempt from the requirements of Section 409A of the Code to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as involuntary separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.
(c)    For purposes of this Agreement, phrases such as “termination of employment” shall be deemed to mean “separation from service,” as defined in Section 409A of the Code and the Treasury Regulations thereunder.
(d)    If Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six (6) months after Executive’s “separation from service” that, absent the application of this Section 17(d), would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) six (6) months after Executive’s “separation from service,” or (ii) Executive’s death.
18.    Entire Agreement. This Agreement constitutes and contains the entire agreement and final understanding concerning Executive’s employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

19.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Board (or a person expressly authorized thereby) and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
20.    Miscellaneous.
(a)    Binding Effect. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign her rights or delegate her obligations hereunder without the prior written consent of the Company.
(b)    Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:
If to the Company, to:
Red Robin Gourmet Burgers, Inc.
6312 South Fiddler’s Green Circle, Suite 200N
Greenwood Village, CO 80111
Attention: Chief Executive Officer
Facsimile No.: 303-846-6048

with a copy to:
Red Robin Gourmet Burgers, Inc.
6312 South Fiddler’s Green Circle, Suite 200N
Greenwood Village, CO 80111
Attention: Chief Legal Officer
Facsimile No.: 303-846-6048

Bryan Cave Leighton Paisner LLP
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, MO 63012
Attention: Robert J. Endicott
Facsimile No.: 314-259-2447

If to Executive, to:
Carin Stutz

6312 South Fiddler’s Green Circle, Suite 200N
Greenwood Village, CO 80111
Facsimile No.: 303-846-6048

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.
(c)    Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof
(d)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
(e)    Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
(f)    Savings Clause. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RED ROBIN GOURMET BURGERS, INC.
By: /s/ Denny Marie Post__________
Name: Denny Marie Post
Title: President and Chief Executive Officer
EXECUTIVE:
/s/ Carin Stutz____________________
Carin Stutz

[Signature Page to Amended and Restated Employment Agreement (Stutz)]